UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                          (Amendment No.____________)*


                            Macerich Co.
             -----------------------------------------------------
                                (Name of Issuer)

                                    Common Stock
             -----------------------------------------------------
                         (Title of Class of Securities)

                                    554382101
             -----------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[X]Rule 13d-1(b)
[ ]Rule 13d-1(c)
[ ]Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 pages

CUSIP No. 554382101                   13G                      Page 2 of 5 Pages


--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       European Investors Inc.     13-3162003

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            388,787
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             64,890
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             421,687
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                        49,090
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       470,777
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.38%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 5 pages

CUSIP No.  554382101                 13G                      Page 3 of 5 Pages


--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       EII Realty Securities Inc.  13-3750132
       A wholly-owned subsidiary of European Investors Inc.

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES             1,882,300
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH              0
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             2,112,800
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                        0
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,112,800
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        6.18%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 3 of 5 pages

Item 1.     (a)   Name of Issuer:  Macerich Company

            (b)   Address of Issuer's Principal Executive Offices:
                                        401 Wilshire Boulevard, Suite 700
                                        Santa Monica, CA 90401


Item 2.     (a)   Name of Person Filing:
                  European Investors Inc.

            (b)   Address of Principal Business Office or, if none, Residence:
               667 Madison Ave.
               New York, NY  10021

(c) Citizenship:      USA

(d) Title of Class of Securities: Common Stock

(e) CUSIP Number:   554382101

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a)   [ ]   Broker or Dealer registered under Section 15 of the Act

            (b)   [ ]   Bank as defined in section 3(a)(6) of the Act

            (c)   [ ]   Insurance Company as defined in section 3(a)(19) of the
                        Act

            (d)   [ ]   Investment Company registered under section 8 of the
                        Investment Company Act

            (e)   [X]   Investment Adviser registered under section 203 of the
                        Investment Advisers Act of 1940

            (f)   [ ]   Employee Benefit Plan, Pension Fund which is subject
                        to the provisions of the Employee Retirement Income
                        Security Act of 1974 or Endowment Fund; see Section
                        240.13d-1(b)(1)(ii)(F)

            (g)   [ ]   Parent Holding Company, in accordance with Section
                        240.13d-1(b)(1)(ii)(G) (Note: See Item 7)
            (h)   [ ]   Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

Item 4.     Ownership.
            If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

               (a) Amount Beneficially Owned    2,583,577

               (b)   Percent of Class    7.56%

                               Page 4 of 5 pages

Item 5.     Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

            Not Applicable.

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable.

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   Signature.

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                            3/1/01
                                              ----------------------------------
                                                             Date

                                                     /s/ Alissa R. Fox
                                              ----------------------------------
                                                          Signature

                                              Alissa R. Fox, Director of Fund
                                              Administration and Compliance
                                              ----------------------------------
                                                          Name/Title


                               Page 5 of 5 pages